Exhibit 4.1

Execution Version

ARES CAPITAL CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of March 8, 2019

4.625% Convertible Notes due 2024

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. References to Interest	11

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01. Designation and Amount	11
Section 2.02. Form of Notes	12
Section 2.03. Matters Relating to Global Securities and Physical Notes	13
Section 2.04. Cancellation of Notes Paid, Converted, Etc.	14
Section 2.05. Additional Notes; Repurchases	14

ARTICLE 3
SATISFACTION AND DISCHARGE

Section 3.01. Satisfaction and Discharge	15

ARTICLE 4
PARTICULAR COVENANTS OF THE COMPANY

Section 4.01. Payment of Principal and Interest	15
Section 4.02. Maintenance of Office or Agency of Conversion Agent	15
Section 4.03. SEC Reports	16
Section 4.04. Investment Company Act	16
Section 4.05. Stay, Extension and Usury Laws	16

ARTICLE 5
DEFAULTS AND REMEDIES

Section 5.01. Events of Default	17
Section 5.02. Acceleration; Rescission and Annulment	18
Section 5.03. Additional Interest	19
Section 5.04. Payments of Notes on Default; Suit Therefor	20
Section 5.05. Application of Monies Collected by Trustee	21
Section 5.06. Proceedings by Holders	22
Section 5.07. Proceedings by Trustee	23
Section 5.08. Remedies Cumulative and Continuing	23
Section 5.09. Direction of Proceedings and Waiver of Defaults by Majority of Holders	23
Section 5.10. Notice of Defaults	24
Section 5.11. Undertaking to Pay Costs	24

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ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures Without Consent of Holders	25
Section 6.02. Supplemental Indentures with Consent of Holders	26
Section 6.03. Company-Owned Notes Disregarded	27

ARTICLE 7
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01. Company May Consolidate, Etc. on Certain Terms	27
Section 7.02. Successor Corporation to Be Substituted	27
Section 7.03. Opinion of Counsel to Be Given to Trustee	28

ARTICLE 8
CONVERSION OF NOTES

Section 8.01. Conversion Privilege	28
Section 8.02. Conversion Procedure; Settlement Upon Conversion	31
Section 8.03. Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes	36
Section 8.04. Exchange in Lieu of Conversion	38
Section 8.05. Adjustment of Conversion Rate	38
Section 8.06. Adjustments of Prices	46
Section 8.07. Shares to Be Fully Paid	46
Section 8.08. Effect of Recapitalizations, Reclassifications and Changes of the Common Stock	46
Section 8.09. Certain Covenants	48
Section 8.10. Responsibility of Trustee	48
Section 8.11. Stockholder Rights Plans	49

ARTICLE 9
REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 9.01. Repurchase at Option of Holders Upon a Fundamental Change	49
Section 9.02. Withdrawal of Fundamental Change Repurchase Notice	52
Section 9.03. Deposit of Fundamental Change Repurchase Price	52
Section 9.04. Covenant to Comply with Applicable Laws Upon Repurchase of Notes	53
Section 9.05. Third Party May Conduct Repurchase Offer In Lieu of the Company	53
Section 9.06. No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price	53

ARTICLE 10
NO REDEMPTION
Section 10.01. No Redemption	54

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EXHIBIT

Exhibit A	Form of Note	A-1

iii

NINTH SUPPLEMENTAL INDENTURE dated as of March 8, 2019 (“Supplemental Indenture”), to the Indenture, dated as of October 21, 2010 (as amended, modified or supplemented with respect to the Notes (as defined below) from time to time in accordance therewith, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture,” as it may be amended from time to time in accordance herewith), between ARES CAPITAL CORPORATION, a Maryland corporation, as issuer (the “Company,” as more fully set forth in Section 1.01) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 4.625% Convertible Notes due 2024 (the “Notes”), initially in an aggregate principal amount not to exceed $350,000,000 (or, up to $402,500,000, if the Underwriters exercise their Shoe Option), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms provided in this Supplemental Indenture; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in the Indenture, the valid, binding and legal obligations of the Company, and the Indenture a valid agreement according to its terms, have been done and performed, and the execution of the Indenture and the issue under the Indenture of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The terms defined in this Section 1.01 (except as otherwise expressly provided or unless the context otherwise requires) for all purposes of the Notes, this Supplemental Indenture and any amendment to this Supplemental Indenture shall have the respective meanings specified in this Section 1.01 (and, to the extent the same terms are defined in the Base Indenture, will be deemed to replace such definitions for purposes of the Notes). The terms defined in this Article include the plural as well as the singular. Capitalized terms used in this Supplemental Indenture and not otherwise defined in this Supplemental Indenture have the meanings assigned to them in the Base Indenture.

“Additional Interest” means all amounts, if any, payable pursuant to Section 5.03.

“Additional Shares” shall have the meaning specified in Section 8.03(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Base Indenture” shall have the meaning specified in the first paragraph of this Supplemental Indenture.

“Bid Solicitation Agent” means the Person appointed by the Company to solicit bids for the Trading Price of the Notes in accordance with Section 8.01(b)(i). U.S. Bank National Association shall initially act as the Bid Solicitation Agent.

The definition of “Business Day” in the Base Indenture is hereby amended by adding the following sentence:

Solely with respect to Section 1.12 of the Base Indenture, a day on which the applicable Place of Payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Cash Settlement” shall have the meaning specified in Section 8.02(a).

The term “close of business” means 5:00 p.m. New York City time.

“Combination Settlement” shall have the meaning specified in Section 8.02(a).

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock of the Company, par value $0.001 per share, at the date of this Supplemental Indenture, subject to Section 8.08.

“Common Stock Change Event” shall have the meaning specified in Section 8.08(a).

“Company” shall have the meaning specified in the first paragraph of this Supplemental Indenture, and subject to the provisions of Article 7, shall include its successors and assigns.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Date” shall have the meaning specified in Section 8.02(c).

“Conversion Obligation” shall have the meaning specified in Section 8.01(a).

“Conversion Price” means as of any date, $1,000, divided by the Conversion Rate as of such date.

“Conversion Rate” shall have the meaning specified in Section 8.01(a).

“Credit Facility” means one or more credit agreements, including the existing credit facilities, loan agreements or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, entered into from time to time by the Company and/or any of its Subsidiaries, as the same may be amended, supplemented, modified, restated or replaced from time to time.

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily Conversion Value” means, for each of the 15 consecutive VWAP Trading Days during the Observation Period, one-fifteenth of the product of (a) the Conversion Rate on such VWAP Trading Day and (b) the Daily VWAP on such VWAP Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount divided by 15.

“Daily Settlement Amount,” for each of the 15 consecutive VWAP Trading Days during the Observation Period, shall consist of:

(a)           cash equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value for such VWAP Trading Day; and

(b)           if such Daily Conversion Value exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between such Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such VWAP Trading Day.

“Daily VWAP” means, for each of the 15 consecutive VWAP Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARCC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after- hours trading or any other trading outside of the regular trading session trading hours.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Default Settlement Method” means, initially, Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes; provided, however, that the Company may, from time to time, change the Default Settlement Method by sending notice of the new default settlement method to the Holders (with a copy to the Trustee and the Conversion Agent).

“Deferral Exception” shall have the meaning specified in Section 8.05(j).

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.03 as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Dividend Threshold” shall have the meaning specified in Section 8.05(d).

“Distributed Property” shall have the meaning specified in Section 8.05(c).

“Effective Date” shall have the meaning specified in Section 8.03(c).

“Events of Default” shall have the meaning specified in Section 5.01.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for purposes of the definition of “Ex-Dividend Date.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempted Fundamental Change” means any Fundamental Change with respect to which, in accordance with Section 9.06, the Company does not offer to repurchase any Notes.

“Expiration Date” shall have the meaning specified in Section 8.05(e).

“Form of Assignment and Transfer” shall mean the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached to this Supplemental Indenture as Exhibit A.

“Form of Fundamental Change Repurchase Notice” shall mean the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached to this Supplemental Indenture as Exhibit A.

“Form of Notice of Conversion” shall mean the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached to this Supplemental Indenture as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the employee benefit plans of the Company and its Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity and files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership;

(b)           the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or a change solely in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)           the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)           the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) for a period of 20 consecutive Trading Days.

A transaction or transactions described in clause (b) above shall not constitute a Fundamental Change (even if that transaction is, or those transactions are, also described under another clause above) if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares or pursuant to dissenters rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted (or depositary receipts representing shares of common stock, which depositary receipts are listed or quoted) on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions (“Publicly Traded Securities”), and such transaction or transactions constitute a Common Stock Change Event whose Reference Property consists of such consideration. For purposes of the definition of “Fundamental Change” above, any transaction that constitutes a Fundamental Change pursuant to both clause (a) and clause (b) (excluding the proviso to such clause (b)) of such definition will be deemed to be a Fundamental Change solely under clause (b) of such definition (subject to such proviso). A filing that would otherwise constitute a Fundamental Change under clause (a) above will not constitute a Fundamental Change if (x) the filing occurs in connection with a transaction in which the Company becomes a wholly owned Subsidiary of an entity required to report under the Exchange Act, and for purposes of the conversion provisions in the Indenture, the Common Stock is replaced by the Publicly Traded Securities of such entity required to report under the Exchange Act, and (y) no such filing is made or is in effect with respect to Common Equity representing more than 50% of the voting power of such other entity.

“Fundamental Change Company Notice” shall have the meaning specified in Section 9.01(c).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 9.01(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 9.01(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 9.01(a).

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Global Note” means a Note that is represented by a certificate that is registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Holder” means a person in whose name a Note is registered as set forth on the Security Register.

“Indenture” shall have the meaning specified in the first paragraph of this Supplemental Indenture.

“Interest Payment Date” means each March 1 and September 1 of each year, beginning on September 1, 2019 (or beginning on such other date as may be specified in the certificate representing the applicable Note).

“Investment Company Act” shall have the meaning specified in Section 4.04.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per share of the Common Stock on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. The “Last Reported Sale Price” shall be determined without reference to after-hours trading or extended market trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from a nationally recognized independent investment banking firm selected by the Company for this purpose.

“Limitation” shall have the meaning specified in Section 8.02(k).

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined in clauses (a), (b) or (d) in the definition thereof and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means March 1, 2024.

“Measurement Period” shall have the meaning specified in Section 8.01(b)(i).

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Supplemental Indenture.

“Notice of Conversion” shall have the meaning specified in Section 8.02(b).

“Observation Period” with respect to any Note surrendered for conversion means: (i) if the relevant Conversion Date occurs prior to December 1, 2023, the 15 consecutive VWAP Trading Days beginning on, and including, the second VWAP Trading Day after such Conversion Date; and (ii) if the relevant Conversion Date occurs on or after December 1, 2023, the 15 consecutive VWAP Trading Days beginning on, and including, the 16th Scheduled VWAP Trading Day immediately preceding the Maturity Date.

“Officer” means, with respect to the Company, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer (or any Assistant Treasurer), the Secretary (or any Assistant Secretary) or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

The term “open of business” means 9:00 a.m. New York City time.

The term “outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 6.03 mean, as of any particular time, all Notes authenticated and delivered by the Trustee under the Indenture, except:

(a)           Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)           Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c)           Notes that have been paid pursuant to Section 3.06 of the Base Indenture or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 3.06 of the Base Indenture unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d)           Notes converted pursuant to Article 8 and required to be cancelled pursuant to Section 3.10 of the Base Indenture; and

(e)           Notes repurchased by the Company and surrendered to the Trustee for cancellation pursuant to the last sentence of Section 2.05.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Physical Settlement” shall have the meaning specified in Section 8.02(a).

“Prospectus Supplement” means the preliminary prospectus supplement of the Company, dated March 5, 2019, and the related pricing term sheet, dated March 5, 2019, relating to the initial issuance of Notes under this Supplemental Indenture.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Reference Property” shall have the meaning specified in Section 8.08(a).

“Reference Property Unit” shall have the meaning specified in Section 8.08(a).

“Regular Record Date,” with respect to any Interest Payment Date, shall mean the February 15 or August 15 (whether or not such day is a Business Day) immediately preceding the applicable March 1 or September 1 Interest Payment Date, respectively.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 8.02(a)(iv).

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company.

“Settlement Notice” has the meaning specified in Section 8.02(a)(iii).

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Shoe Option” means the underwriters’ option to purchase up to $52,500,000 aggregate principal amount of additional Notes as provided for in the Underwriting Agreement.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion (excluding cash in lieu of any fractional share) as specified (or deemed to have been elected) in the Settlement Notice related to any converted Notes.

“Spin-Off” shall have the meaning specified in Section 8.05(c).

“Spin-Off Valuation Period” shall have the meaning specified in Section 8.05(c).

“Stock Price” shall have the meaning specified in Section 8.03(c).

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company; provided, however, that, any investments held by the Company in the ordinary course of business that are not, under GAAP consolidated on the Company’s financial statements will be deemed not to be a “Subsidiary” of the Company.

“Successor Company” shall have the meaning specified in Section 7.01(a).

“Supplemental Indenture” means this instrument as originally executed or, if amended or supplemented as provided in this Supplemental Indenture, as so amended or supplemented.

“Tender/Exchange Offer Valuation Period” shall have the meaning specified in Section 8.05(e).

“Trading Day” means a day on which (i) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, (ii) there is no Market Disruption Event and (iii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $5 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects and whose names the Company provides to the Bid Solicitation Agent; provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5 million principal amount of Notes on any Trading Day from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate on that Trading Day.

“Underwriting Agreement” means that certain underwriting agreement, dated as of March 5, 2019, by and among the Company, Ares Capital Management LLC, Ares Operations LLC and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, as representatives of the underwriters.

“VWAP Trading Day” means a day on which (x) there is no VWAP Market Disruption Event and (y) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “VWAP Trading Day” means a Business Day.

“VWAP Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

Section 1.02. References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in the Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 5.03. Unless the context otherwise requires, any express mention of Additional Interest in any provision of the Indenture shall not be construed as excluding Additional Interest in those provisions of the Indenture where such express mention is not made.

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01. Designation and Amount. There is created and designated a series of Securities under the Base Indenture that shall be designated as the “4.625% Convertible Notes due 2024” of the Company. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is initially limited to $350,000,000 (or, up to $402,500,000, if the Underwriters exercise their Shoe Option), subject to Section 2.05 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 2.03, Section 8.02, Section 9.03 and Sections 3.05 and 3.06 of the Base Indenture.

Section 2.02. Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of the Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of the Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, conversions, transfers or exchanges permitted by the Indenture. Any endorsement of the Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee (or the Custodian, at the direction of the Trustee) in such manner and upon instructions given by the Holder of such Notes in accordance with the Indenture. Payment of principal of, accrued and unpaid interest on, and any other amounts (including the Fundamental Change Repurchase Price, if applicable) due with respect to, the Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for in the Indenture.

Section 2.03. Matters Relating to Global Securities and Physical Notes. The Notes issued pursuant to the Underwriting Agreement will initially be represented by one or more Global Notes. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary in accordance with the Indenture and the procedures of the Depositary therefor.

Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.03), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for transfers of portions of a Global Note in certificated form made upon request of a member of, or a participant in, the Depositary (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section 2.03.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, (iii) the Company, in its sole discretion, permits the exchange of any beneficial interest in a Global Note for one or more Physical Notes at the request of the owner of such beneficial interest or (iv) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of the Notes requests that its Notes be issued as Physical Notes, the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate and a Company Order for the authentication and delivery of Notes, will authenticate and deliver Physical Notes to each such beneficial owner of the related Notes (or a portion thereof) in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, and upon delivery of the Global Note to the Trustee such Global Note shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.03 shall be registered in such names and in such Authorized Denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with its standing procedures and the procedures of the Depositary. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with its standing procedures and the procedures of the Depositary, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee to reflect such reduction or increase.

Neither the Company, the Trustee nor any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.04. Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment, repurchase, registration of transfer or exchange or conversion, if surrendered to any Person other than the Trustee (including any of the Company’s agents, Subsidiaries or controlled Affiliates), to be surrendered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it, and no Notes shall be authenticated in exchange thereof except as expressly permitted by any of the provisions of the Indenture. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Company, at the Company’s written request in a Company Order. If the Company or any of its Subsidiaries shall acquire any of the Notes, such acquisition shall not operate as a redemption, repurchase or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation. Any Notes surrendered for cancellation shall not be reissued or resold and shall be promptly cancelled. This Section 2.04 will apply to the Notes in lieu of Section 3.10 of the Base Indenture, which will be deemed to be replaced with this Section 2.04, mutatis mutandis.

Section 2.05.  Additional Notes; Repurchases.  The Company may, without the consent of the Holders and notwithstanding Section 2.01, reopen the Indenture and issue additional Notes under the Indenture with the same terms (except for the date as of which interest begins to accrue, the first Interest Payment Date for such additional Notes, provisions relating to transfer restrictions and the issue price) as the Notes initially issued under this Supplemental Indenture in an unlimited aggregate principal amount; provided that such additional Notes must be identified by a separate, or no, CUSIP number if they are deemed not to be part of the same issue as the Notes initially issued under this Supplemental Indenture for U.S. federal income tax or securities laws purposes. The Notes initially issued under this Supplemental Indenture and any such additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officers’ Certificate and an Opinion of Counsel, such Officers’ Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 1.02 of the Base Indenture, as the Trustee shall reasonably request. In addition, the Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. Any Notes repurchased by the Company may, at the Company’s option, be surrendered to the Trustee for cancellation in accordance with Section 3.10 of the Base Indenture, but shall not be reissued or resold by the Company.

ARTICLE 3
SATISFACTION AND DISCHARGE

This Article 3 will apply to the Notes in lieu of Article FOUR of the Base Indenture, which will be deemed to be replaced with this Article 3, mutatis mutandis.

Section 3.01. Satisfaction and Discharge. The Indenture, as it relates to the Notes, shall, upon request of the Company contained in an Officers’ Certificate, cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (i) (A) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 of the Base Indenture and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 10.03 of the Base Indenture) have been delivered to the Trustee for cancellation; and/or (B) the Company has deposited with the Trustee or delivered to Holders, as applicable, after all outstanding Notes have become due and payable, whether at the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash or cash, shares of Common Stock or a combination thereof (or other Reference Property in accordance with Section 8.08), as applicable, solely to satisfy the Company’s Conversion Obligation, sufficient to pay all of the outstanding Notes and all other sums due and payable under the Indenture by the Company; and (ii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 6.06 of the Base Indenture shall survive.

ARTICLE 4
PARTICULAR COVENANTS OF THE COMPANY

Subject to Section 1.02 and except as provided in this Article 4, the provisions of Article TEN of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes. No Additional Amounts will be payable in respect of the Notes.

Section 4.01. Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal of, the Fundamental Change Repurchase Price, if applicable, of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided in the Indenture and in the Notes.

Section 4.02. Maintenance of Office or Agency of Conversion Agent. The Company will maintain in the Borough of Manhattan, The City of New York, an office or agency where the Notes may be surrendered for conversion (“Conversion Agent”). The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain such an office or agency or shall fail to furnish the Trustee with the address thereof, such surrenders may be made at the Corporate Trust Office or the office or agency of the Trustee in the Borough of Manhattan, The City of New York.

The Company hereby initially designates the Trustee as the Paying Agent, Security Registrar and Conversion Agent and the Corporate Trust Office and the office or agency of the Trustee in the Borough of Manhattan, The City of New York, each shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

Section 4.03. SEC Reports. The Company shall send to the Trustee within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period under the Exchange Act , including pursuant to Rule 12b-25 thereunder); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the Commission. Documents filed by the Company with the Commission via the EDGAR system (or any successor system thereto) will be deemed to be sent to the Trustee as of the time such documents are filed via EDGAR (or such successor system). Delivery of such documents or reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate). This Section 4.03 will apply to the Notes in lieu of Section 7.04 of the Base Indenture, which will be deemed to be replaced with this Section 4.03, mutatis mutandis.

Section 4.04. Investment Company Act. The Company covenants that for the period of time during which Notes are outstanding, the Company shall not violate, whether or not the Company is subject to, Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded but giving effect to any exemptive relief that may be granted to the Company by the Commission.

Section 4.05. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated in the Indenture, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee in the Indenture, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 5
DEFAULTS AND REMEDIES

This Article 5 will apply to the Notes in lieu of Article FIVE of the Base Indenture, which will be deemed to be replaced with this Article 5, mutatis mutandis.

Section 5.01. Events of Default. The following events shall be “Events of Default” with respect to the Notes:

(a)         default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b)         default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)         failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such default is not cured within five Business Days;

(d)         failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 9.01(c) and such failure is not cured within 10 days after the due date for such notice;

(e)         failure by the Company to issue notice of a specified corporate event in accordance with Section 8.01(b)(ii) or 8.01(b)(iii) when due and such failure is not cured within 5 Business Days after the due date for such notice;

(f)         failure by the Company for 60 consecutive days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or the Indenture;

(g)                             failure by the Company to comply with the obligation set forth under Section 4.04;

(h)         default by the Company or any Significant Subsidiary (but excluding any Subsidiary which is (a) a non-recourse or limited recourse Subsidiary or (b) a bankruptcy remote special purpose vehicle) of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; provided, however, that such Default will not constitute an Event of Default unless the default under such indebtedness is not cured or waived, or if such indebtedness is not discharged, or if such acceleration is not rescinded, stayed or annulled, in each case within 30 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding;

(i)           (i) the Company or any Significant Subsidiary (A) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property; (B) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or (C) shall make a general assignment for the benefit of creditors; or (ii) the Company shall admit in writing of its inability to pay its debts generally as they become due; or

(j)         an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

Notwithstanding anything to the contrary above, if a Subsidiary of the Company meets the criteria of clause (3) of the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act but not clause (1) or (2) thereof, then such Subsidiary will be deemed not to be a “significant subsidiary” for purposes of clauses (h), (i) or (j) above unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $100 million

Section 5.02. Acceleration; Rescission and Annulment. In case one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 5.01(i) or Section 5.01(j) with respect to the Company, but not any of its Significant Subsidiaries), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in the Indenture or in the Notes contained to the contrary notwithstanding. If an Event of Default specified in Section 5.01(i) or Section 5.01(j) with respect to the Company, but not any of its Significant Subsidiaries occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on, all Notes shall be automatically and immediately due and payable.

This provision, however, is subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the

Company shall pay or deliver, as the case may be, or shall deposit with the Trustee an amount of cash and/or shares of Common Stock (or other Reference Property) sufficient to pay all matured installments of interest upon all the Notes, all amounts of consideration due upon the conversion of any and all converted Notes, and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit) and such amounts due to the Trustee pursuant to Section 6.06 of the Base Indenture, and if any and all Events of Default under the Indenture, other than the nonpayment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived, or otherwise remedied pursuant to Section 5.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary in the Indenture, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required, (iii)      a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iv) a breach of a covenant that cannot be modified or amended without the consent of each Holder pursuant to Section 6.02.

Section 5.03. Additional Interest. Notwithstanding anything in the Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.03 shall, after the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to (a) 0.25% per annum of the principal amount of the Notes outstanding for each day during the 180-day period beginning on, and including, the first date on which such an Event of Default occurs and (b) 0.50% per annum of the principal amount of the Notes outstanding for each day during the 180-day period beginning on, and including, the 181st day following, and including, such first date and during which such Event of Default is continuing. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as regular interest on the Notes. On the 361st day after such Event of Default (if the Event of Default relating to the Company’s failure to file is not cured or waived prior to such 361st day), the Notes will be subject to acceleration as provided in Section 5.02. In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 5.03, then the Notes shall be subject to acceleration as provided in Section 5.02.

In order to elect to pay Additional Interest as the sole remedy during the first 360 days after the occurrence of any Event of Default in accordance with the immediately preceding paragraph, the Company must notify all Holders of the Notes (with a copy to the Trustee and the Paying Agent) of such election prior to the beginning of such 360-day period. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 5.02.

Section 5.04. Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 5.01 shall have occurred, the Company shall, upon demand of the Trustee, pay or deliver, as the case may be, to it, for the benefit of the Holders of the Notes, the whole amount then due and payable or deliverable on the Notes (with interest on any overdue principal and interest, if any, at the stated rate on the Notes) and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 6.06 of the Base Indenture. If the Company shall fail to pay or deliver, as the case may be, such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums and amounts so due but unpaid or not delivered, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys or amounts adjudged or decreed to be payable or deliverable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated. In such event, the Trustee shall be entitled to be reimbursed or indemnified for any and all amounts reasonably expended in connection therewith (including fees and expenses of counsel) in accordance with the terms of Section 6.06 of the Base Indenture.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due the Trustee under Section 6.06 of the Base Indenture; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 6.06 of the Base Indenture, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained in the Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under the Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of the Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or abandoned because of a waiver or rescission and annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders, and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights under the Indenture, and all rights, remedies and powers of the Company, the Holders, and the Trustee shall continue as though no such proceeding had been instituted.

Section 5.05. Application of Monies Collected by Trustee. Any monies collected by the Trustee pursuant to this Article 5 with respect to the Notes shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee (individually and in each of its capacities under the Indenture) under Section 6.06 of the Base Indenture;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the due date of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate or rates, if any, specified in the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due or, if applicable, the payment of the Fundamental Change Repurchase Price or any cash due upon conversion shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount then owing and unpaid upon the Notes for principal, interest, the Fundamental Change Repurchase Price or cash due upon conversion, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate or rates, if any, specified in the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal, interest, the Fundamental Change Repurchase Price or cash due upon conversion without preference or priority of any such amount over each other (including principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note), ratably to the aggregate of such principal, accrued and unpaid interest, the Fundamental Change Repurchase Price or cash due upon conversion; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 5.06. Proceedings by Holders. Except to enforce the right to receive payment of principal, the Fundamental Change Repurchase Price, if applicable, or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy under the Indenture, unless:

(a)         such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as provided in the Indenture;

(b)         Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Indenture;

(c)         such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to it against any costs, loss, liability or expense (including fees and expenses of its counsel) to be incurred therein or thereby;

(d)         the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e)         no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority in principal amount of the Notes outstanding within such 60-day period pursuant to Section 5.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under the

Indenture, except in the manner provided in the Indenture and for the equal, ratable and common benefit of all Holders (except as otherwise provided in the Indenture). For the protection and enforcement of this Section 5.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of the Indenture and any provision of any Note, the right of any Holder to receive payment or delivery, as the case may be, of (w) the principal of, (x)   the Fundamental Change Repurchase Price, if applicable, of, (y) accrued and unpaid interest on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in the Indenture, or to institute suit for the enforcement of any such payment or deliver, as the case may be, on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.

Section 5.07. Proceedings by Trustee. In case of an Event of Default the Trustee may in its discretion (and subject to the provisions of Section 6.01 and Section 6.06 of the Base Indenture) proceed to protect and enforce the rights vested in it by the Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the Indenture or in aid of the exercise of any power granted in the Indenture, or to enforce any other legal or equitable right vested in the Trustee by the Indenture or by law.

Section 5.08. Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 3.06 of the Base Indenture, all powers and remedies given by this Article 5 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in the Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 5.06, every power and remedy given by this Article 5 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 5.09. Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with the Indenture, (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction and (c) the Trustee may demand security or indemnity reasonably satisfactory to it in accordance with Sections 6.02 and 6.06 of the Base Indenture. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal of, the Notes when due that has not been cured pursuant to the provisions of Section 5.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes, (iii) a default in the payment of the Fundamental Change Repurchase Price or (iv) a default in respect of a covenant or provision of the Indenture which under Article 6 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights under the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Whenever any Default or Event of Default under the Indenture shall have been waived as permitted by this Section 5.09, said Default or Event of Default shall for all purposes of the Notes and the Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 5.10. Notice of Defaults. The Trustee shall, within 90 days after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, send to all Holders as the names and addresses of such Holders appear upon the Security Register, notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of, or accrued and unpaid interest on, any of the Notes or a Default in the payment of the Fundamental Change Repurchase Price, if applicable, or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a committee of Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Holders. This Section 5.10 will apply to the Notes in lieu of Section 6.01(a) of the Base Indenture, which will be deemed to be replaced with this Section 5.10, mutatis mutandis.

Section 5.11. Undertaking to Pay Costs. All parties to the Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 5.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price with respect to the Notes being repurchased as provided in the Indenture) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note in accordance with the provisions of Article 8.

ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01 and Section 6.02 of this Supplemental Indenture will apply to the Notes in lieu of Section 9.01 and Section 9.02, respectively, of the Base Indenture, which will be deemed to be replaced with such Section 6.01 and Section 6.02, respectively, mutatis mutandis.

Section 6.01. Supplemental Indentures Without Consent of Holders. The Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense and without notice, may from time to time and at any time enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

(a)         to cure or supplement any ambiguity, omission, defect or inconsistency, as determined in good faith by the Company;

(b)         to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture pursuant to Article 7 or Section 8.08;

(c)         to add guarantees with respect to the Notes;

(d)                            to secure the Notes;

(e)         to add to the covenants of the Company or Events of Default for the benefit of the Holders or surrender any right or power conferred upon the Company;

(f)         to make any change that does not adversely affect the rights of any Holder, as determined in good faith by the Company;

(g)          to conform the provisions of the Indenture or the Notes to the “Description of Notes” section of the Prospectus Supplement, as supplemented by the related pricing term sheet, as determined in good faith by the Company;

(h)         to evidence and provide for the appointment under the Indenture of a successor Trustee;

(i)          to enter into supplemental indentures pursuant to, and in accordance with, the provisions in Section 8.08 in connection with a Common Stock Change Event;

(j)         to irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; ; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Article 8;

(k)         to comply with the rules of the Depositary, so long as such amendment does not materially and adversely affect the rights of any Holder;

(l)          to comply with any requirement of the Commission relating to the qualification of the Indenture under the Trust Indenture Act; or

(m)          to make any other change that does not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Company.

Upon the written request of the Company, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 6.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 6.02.

Section 6.02. Supplemental Indentures with Consent of Holders. With the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes, the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a)         reduce the amount of Notes whose Holders must consent to an amendment;

(b)                            reduce the rate of or extend the stated time for payment of interest on any Note;

(c)         reduce the principal of or extend the Maturity Date of any Note;

(d)                            make any change that adversely affects the conversion rights of any Notes;

(e)         reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f)                           make any Note payable in money other than that stated in the Note;

(g)          impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Note; or

(h)         make any change in this Article 6 that requires each Holder’s consent or in the waiver provisions in Section 5.01 or Section 5.09, except to increase any such percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 9.03 of the Base Indenture, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 6.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture under this Section 6.02 becomes effective, the Company shall send to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 6.03. Company-Owned Notes Disregarded. Notwithstanding anything to the contrary in the Indenture or the Notes, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

ARTICLE 7
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

This Article 7 will apply to the Notes in lieu of Article EIGHT of the Base Indenture, which will be deemed to be replaced with this Article 7, mutatis mutandis.

Section 7.01. Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 7.02, the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person (provided that a pledge of its assets pursuant to any Credit Facility shall be deemed not to be a sale, conveyance, transfer or lease), unless:

(a)         the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and the Indenture; and

(b)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture.

Section 7.02. Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company, such Successor Company shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Indenture as the party of the first part, except in the case of a lease of all or substantially all of the Company’s properties and assets. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the execution of the Indenture.  In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 7 the Person named as the “Company” in the first paragraph of the Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 7) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 7.03. Opinion of Counsel to Be Given to Trustee. No consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Trustee shall receive as conclusive evidence an Officers’ Certificate and an Opinion of Counsel that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Article 7.

ARTICLE 8
CONVERSION OF NOTES

Section 8.01. Conversion Privilege. (a) Subject to and upon compliance with the provisions of this Article 8, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of the conditions described in Section 8.01(b), at any time prior to the close of business on the Business Day immediately preceding December 1, 2023 under the circumstances and during the periods set forth in Section 8.01(b), and (ii) irrespective of the conditions described in Section 8.01(b), on or after December 1, 2023 and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 50.2930 shares of

Common Stock (subject to adjustment as provided in Section 8.05, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to the settlement provisions of Section 8.02, the “Conversion Obligation”).

(b)         (i) Prior to the close of business on the Business Day immediately preceding December 1, 2023, a Holder may surrender its Notes for conversion during the five Business Day period immediately after any ten consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder of Notes in accordance with this subsection (b)(i), for each Trading Day of the Measurement Period was less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate on each such Trading Day. The Trading Prices shall be determined by the Bid Solicitation Agent pursuant to this subsection (b)(i) and the definition of Trading Price set forth in the Indenture. The Company shall provide written notice to the Bid Solicitation Agent of the three independent nationally recognized securities dealers selected by the Company pursuant to the definition of Trading Price, along with appropriate contact information for each. The Bid Solicitation Agent (if other than the Company) shall have no obligation to determine the Trading Price per $1,000 principal amount of Notes unless the Company has requested such determination; and the Company shall have no obligation to make such request (or, if the Company is acting as Bid Solicitation Agent, it shall have no obligation to determine the Trading Price) unless Holders of at least $2,000,000 aggregate principal amount of Notes provide the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate, at which time the Company shall instruct the Bid Solicitation Agent (if other than the Company) to determine, or if the Company is acting as the Bid Solicitation Agent, the Company shall determine, in the manner provided in the Indenture the Trading Price per $1,000 principal amount of Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per Note is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate. If (x) the Company is not acting as Bid Solicitation Agent, and it does not, when it is required to, instruct the Bid Solicitation Agent to obtain bids, or if the Company gives such instruction to the Bid Solicitation Agent, and the Bid Solicitation Agent fails to make such determination, or (y) the Company is acting as Bid Solicitation Agent and it fails to make such determination, then, in either case, the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate on each Trading Day of such failure. If the Trading Price condition set forth above has been met following a request provided in the manner set forth above, then the Company shall so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee). If, at any time after the Trading Price condition set forth above has been met following a request provided in the manner set forth above, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate, the Company shall so notify the Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee).

(ii)       If, prior to the close of business on the Business Day immediately preceding December 1, 2023, the Company elects to:

(A)       issue to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of its Common Stock, at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B)       distribute to all or substantially all holders of its Common Stock the Company’s assets, debt securities or rights to purchase securities of the Company (other than pursuant to a stockholder rights plan), which distribution has a per share value, as reasonably determined by the Company in good faith, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) at least 20 Scheduled Trading Days prior to the Ex- Dividend Date for such issuance or distribution. However, if the Company is then otherwise permitted to settle conversions by Physical Settlement, then the Company may instead elect to provide such notice at least five Scheduled Trading Days before such Ex-Dividend Date. In that event, the Company will be required to settle all conversions with a Conversion Date occurring on or after the date the Company provides such notice and on or before the Business Day immediately before such Ex-Dividend Date (or any earlier announcement by the Company that such issuance or distribution will not take place) by Physical Settlement, and the Company will describe the same in the notice. Once the Company has given such notice, the Notes may be surrendered for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding such Ex-Dividend Date and (2) any such announcement. Notwithstanding the foregoing, Holders may not exercise the rights granted in this Section 8.01(b)(ii), and the Company will not be required to provide such notice, if Holders participate, at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in such issuance or distribution without having to convert their Notes as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder. For purposes of Section 8.01(b)(ii)(A), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith.

(iii)        If (i) a transaction or event that constitutes a Fundamental Change or a Make- Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding December 1, 2023, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Article 9, or (ii) prior to the close of business on the Business Day immediately preceding December 1, 2023, the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets, pursuant to which the Common Stock would be converted into cash, securities or other assets (in each case, other than a merger or other business combination transaction that is effected solely to change the Company’s jurisdiction of incorporation and that does not constitute a Fundamental Change or a Make-Whole Fundamental Change), then the Notes may be surrendered for conversion at any time from or after the effective date of the transaction (or, if later, the Business Day after the Company gives notice of such transaction) until 35 Trading Days after the effective date of such transaction or, if such transaction also constitutes a Fundamental Change (other than an Exempted Fundamental Change), until the related Fundamental Change Repurchase Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the occurrence of each such transaction and the related right to convert notes no later than the effective date of such transaction.

(iv)       Prior to the close of business on the Business Day immediately preceding December 1, 2023, a Holder may surrender all or a portion (in an Authorized Denomination) of its Notes for conversion during any calendar quarter commencing after the calendar quarter ending on June 30, 2019 (and only during such calendar quarter), if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter as is greater than or equal to 130% of the Conversion Price on each applicable Trading Day, as each is reported to the Conversion Agent by the Company.

Section 8.02. Conversion Procedure; Settlement Upon Conversion.

(a)         Subject to this Section 8.02, Section 8.03(b) and Section 8.08(a), upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with subsection (j) of this Section 8.02 (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with subsection (j) of this Section 8.02 (“Combination Settlement”), at its election, as set forth in this Section 8.02.

(i)         All conversions with a Conversion Date occurring on or after December 1, 2023 shall be settled using the same Settlement Method.

(ii)          Prior to December 1, 2023, the Company shall use the same Settlement Method for all conversions with the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

(iii)          If, in respect of any Conversion Date (or any conversions of Notes with a Conversion Date occurring during the period beginning on, and including, December 1, 2023 and ending on, and including, the second Scheduled Trading Day immediately preceding the Maturity Date, as the case may be), the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company, through the Trustee, shall deliver such Settlement Notice to converting Holders no later than the close of business on the Trading Day immediately following the relevant Conversion Date (or, in the case of any conversions occurring on or after December 1, 2023, no later than December 1, 2023). If the Company fails to elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall be deemed to have elected the Default Settlement Method, and such failure will be deemed not to be a Default or Event of Default. If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000.

(iv)          The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed by the Company as follows:

(A)          if Physical Settlement applies, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date;

(B)          if Cash Settlement applies, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted an amount in cash equal to the sum of the Daily Conversion Values for each of the 15 consecutive VWAP Trading Days during the related Observation Period; and

(C)          if Combination Settlement applies, the Company shall pay or deliver, as the case may be, in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 15 consecutive VWAP Trading Days during the related Observation Period.

(v)         The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. As soon as practicable after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

(b)         Subject to Section 8.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 8.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 8.02(h). The Trustee (and, if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 8 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Paying Agent in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 9.02.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered (subject, in the case of any Global Note, to any applicable procedures of the Depositary).

(c)         A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as provided in Section 8.03(b) and in Section 8.08, the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on or before the second Business Day immediately following the relevant Conversion Date, if Physical Settlement applies, or on or before the second Business Day immediately following the last VWAP Trading Day of the Observation Period, in the case of any other Settlement Method; provided, however, that the Company will settle on the Maturity Date (or, if the Maturity Date is not a Business Day, the immediately following Business Day) any conversions to which Physical Settlement applies and whose Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date (and, for such purposes, the Conversion Date will be deemed instead to occur on the second Scheduled Trading Day preceding the Maturity Date).  If any shares of Common Stock are due to converting Holders, the Company shall issue or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the portion of the Company’s Conversion Obligation that consists of shares of Common Stock, and, on or prior to such issuance, the Company shall give the Conversion Agent notice of the number of shares of Common Stock being so issued and the method by which the issuance shall take place. Any required funds due to a converting Holder in connection with a Cash Settlement or Combination Settlement shall be delivered to the Paying Agent and such Holder, or such Holder’s nominee or nominees, in accordance with the procedures set forth in Section 9.03.

(d)         In case any Note shall be surrendered for partial conversion, the Company shall, if applicable, execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in Authorized Denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment by the converting Holder of a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e)         If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f)         Except as provided in Section 8.05, no adjustment shall be made for dividends on any shares issued upon the conversion of any Note as provided in this Article 8.

(g)          Upon the conversion of an interest in a Global Note, the Trustee shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h)         Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below, and the Company will not adjust the Conversion Rate for any accrued and unpaid interest on any converted Notes. The Company’s settlement of the Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive, on or, at the Company’s election, before the corresponding Interest Payment Date, the full amount of interest payable on such Notes on such Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on such Interest Payment Date on the Notes so converted; provided that no such payment shall be required (1) for conversions with a Conversion Date occurring after the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record as of the close of business on the Regular Record Date immediately preceding the Maturity Date will receive the full interest payment due on the Maturity Date regardless of whether such Holders’ Notes have been converted following such Regular Record Date.

(i)          The Person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (in the case of Physical Settlement) or the last VWAP Trading Day of the relevant Observation Period (in the case of Combination Settlement), as the case may be, in each case solely for the purpose of receiving or participating in any dividend, distribution, issuance, share split or combination, tender or exchange offer or any other event that would lead to a Conversion Rate adjustment as described in Section 8.05. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j)         The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon conversion based on the Daily VWAP on the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP on the last VWAP Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the applicable Observation Period and any fractional shares remaining after such computation shall be paid in cash.

(k)         Notwithstanding anything to the contrary in the Indenture, no Holder shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of Common Stock outstanding at such time (the “Limitation”). Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of Common Stock owed to a Holder upon conversion of Notes is not made, in whole or in part, as a result of the Limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares as promptly as practicable after any such converting Holder gives notice to the Company that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of Common Stock outstanding at such time. The Limitation shall no longer apply following the effective date of any Fundamental Change.

Section 8.03. Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes. (a) If an event that constitutes a Make- Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under the circumstances set forth below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as set forth below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Conversion Agent from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of an Exempted Fundamental Change, or a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th calendar day immediately following the Effective Date of such Make- Whole Fundamental Change).

(b)         Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Company shall, at its option, satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement in accordance with Section 8.02; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation per $1,000 principal amount of converted Notes shall be calculated based solely on the Stock Price for the Make-Whole Fundamental Change and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares) in effect on the relevant Conversion Date, multiplied by such Stock Price. In such event, the Conversion Obligation shall be paid to Holders in cash on the third Business Day following the Conversion Date. The Company shall notify the Holders of Notes of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

(c)         The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change. The Company shall make appropriate adjustments, if any, to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, during such five consecutive Trading Day period.

(d)         The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 8.05.

(e)                             The following table sets forth the number of Additional Shares to be received per $1,000 principal amount of Notes pursuant to this Section 8.03 for each Stock Price and Effective Date set forth below:

	Stock Price
Effective Date	$17.29	$18.00	$19.00	$19.88	$20.50	$21.00	$21.50	$22.00	$23.00	$24.00
March 8, 2019	7.5438	6.0944	3.9912	2.5445	1.7021	1.1469	0.6836	0.3086	0.0018	0.0000
March 1, 2020	7.5438	6.1448	4.0184	2.5580	1.7098	1.1513	0.6880	0.3269	0.0002	0.0000
March 1, 2021	7.5438	6.1338	3.9803	2.5074	1.6569	1.0995	0.6406	0.2899	0.0000	0.0000
March 1, 2022	7.5438	6.0069	3.8174	2.3356	1.4911	0.9449	0.5057	0.1943	0.0000	0.0000
March 1, 2023	7.5438	5.7337	3.4549	1.9495	1.1202	0.6073	0.2410	0.0466	0.0000	0.0000
March 1, 2024	7.5438	5.2626	2.3386	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i)         if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

(ii)          if the Stock Price is greater than $24.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)          if the Stock Price is less than $17.29 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion exceed 57.8368 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 8.05.

(f)         Nothing in this Section 8.03 shall prevent an adjustment to the Conversion Rate pursuant to Section 8.05 in respect of a Make-Whole Fundamental Change.

Section 8.04. Exchange in Lieu of Conversion.

Notwithstanding anything to the contrary in this Article 8, and subject to the terms of this Section 8.04, if a Note is submitted for conversion, the Company may elect to arrange to have such Note exchanged in lieu of conversion by a financial institution designated by the Company. To make such election, the Company must send notice of such election to the Holder of such Note, the Trustee and the Conversion Agent before the close of business on the Business Day immediately following the Conversion Date for such Note. If the Company has made such election, then:

(a)         no later than the Business Day immediately following such Conversion Date, the Company must deliver (or cause the Conversion Agent to deliver) such Note, together with delivery instructions for the consideration due upon such conversion (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to accept delivery of such Note and to deliver such consideration due upon such conversion in the manner and at the time the Company would have had to deliver the same pursuant to this Article 8;

(b)         if such Note is a Global Note, then (i) such designated institution will send written confirmation to the Conversion Agent promptly after wiring the cash consideration, if any, due upon such conversion, and delivering any other consideration due upon such conversion, to the Holder of such Note; and (ii) the Conversion Agent will as soon as reasonably practicable thereafter contact such Holder’s custodian with the Depositary to request confirmation of such Holder’s receipt of the same; and

(c)         such Note will not cease to be outstanding by reason of such exchange in lieu of conversion;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such consideration, then the Company will be responsible for delivering such consideration in the manner and at the time provided in this Article 8 as if the Company had not elected to make an exchange in lieu of conversion.

Section 8.05. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 8.05, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a)         If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=

the Conversion Rate in effect immediately prior to the open of business on the Ex- Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex- Dividend Date or effective date;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date (before giving effect to such dividend, distribution, split or combination); and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 8.05(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 8.05(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)         If the Company issues to all or substantially all holders of its Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0+X
OS0+Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex- Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex- Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 8.05(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 8.05(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith.

(c)         If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock (excluding (i) dividends, distributions or issuances as to which an adjustment was effected (or would be effected without giving effect to the Deferral Exception) pursuant to Section 8.05(a) or Section 8.05(b), (ii) dividends or distributions paid exclusively in cash, (iii) distributions pursuant to a stockholder rights plan, except to the extent set forth in Section 8.11, (iv) a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 8.08 shall apply and (v) Spin-Offs as to which the provisions set forth below in this Section 8.05(c) shall apply) (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex- Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex- Dividend Date;

SP0	=

the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 8.05(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof held as of the Record Date for such distribution, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 8.05(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 8.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the Spin-Off Valuation Period for such Spin Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of such Spin-Off Valuation Period;

FMV0	=

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event as set forth in Section 1.01 as if references therein to Common Stock were instead to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period (the “Spin-Off Valuation Period”), beginning on, and including, the Ex-Dividend Date of such Spin-Off; and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock for each Trading Day occurring during such Spin-Off Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph will become effective immediately after the close of business on the last Trading Day of such Spin-Off Valuation Period; provided that (x) in respect of any conversion of Notes to which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Spin-Off Valuation Period, then the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date in determining the Conversion Rate applicable to such conversion; and (y) in respect of any conversion of Notes to which Cash Settlement or Combination Settlement is applicable, for any VWAP Trading Day that falls within the relevant Observation Period for such conversion and within the Spin-Off Valuation Period, reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such VWAP Trading Day in determining the Conversion Rate applicable to such conversion as of such VWAP Trading Day.

(d)         If any cash dividend or distribution is made to all or substantially all holders of the Common Stock (other than cash dividends that, together with all other such cash dividends paid in the same calendar quarter, do not exceed an aggregate of $0.42 per share per calendar quarter (the “Dividend Threshold,” which is subject to adjustment as set forth below)), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0 – T
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex- Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex- Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

T	=	the Dividend Threshold; and

C	=

the amount in cash per share the Company distributes to holders of its Common Stock, together with all other such cash dividends paid in the same calendar quarter (other than cash dividends for which an adjustment was already effected (or would be effected without regard to the Deferral Exception)).

The Dividend Threshold shall be subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Dividend Threshold for any adjustment to the Conversion Rate pursuant to this Section 8.05(d) or pursuant to Section 8.03.

Any increase pursuant to this Section 8.05(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes held as of the Record Date for such cash dividend of distribution, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on such Record Date.

(e)         If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock (other than an odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such such tender or exchange offer;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of such Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of Common Stock outstanding immediately after the time such tender or exchange offer expires (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=

the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) commencing on, and including, the Trading Day next succeeding the date such Expiration Date.

provided, however, that in no event will the Conversion Rate be decreased pursuant to the foregoing adjustment. The adjustment to the Conversion Rate under the preceding paragraph will become effective immediately after the close of business on the last Trading Day of such Tender/Exchange Offer Valuation Period; provided that (x) in respect of any conversion of Notes to which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then references to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date of such tender or exchange offer to, and including, such Conversion Date in determining the Conversion Rate applicable to such conversion and (y) in respect of any conversion of Notes to which Cash Settlement or Combination Settlement is applicable, for any VWAP Trading Day that falls within the relevant Observation Period for such conversion and within the Tender/Exchange Offer Valuation Period, references to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding such Expiration Date to, and including, such VWAP Trading Day in determining the Conversion Rate as of such VWAP Trading Day.

(f)         Notwithstanding this Section 8.05 or any other provision of the Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes, where the relevant Conversion Date (in the case of Physical Settlement) or the last VWAP Trading Day of the relevant Observation Period (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock, if any, issuable upon such conversion (in the case of Physical Settlement) or issuable on account of such VWAP Trading Day (in the case of Combination Settlement) as set forth in Section 8.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 8.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such conversion. Instead, such Holder shall be treated as if such Holder were the record owner of such shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Except as stated in the Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of its Common Stock or any securities convertible into or exchangeable for shares of its Common Stock or the right to purchase shares of its Common Stock or such convertible or exchangeable securities.

(h)         In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 8.05, and to the extent permitted by applicable law and subject to the applicable rules of The NASDAQ Global Select Market, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, but subject to the same limitations set forth in the immediately preceding sentence, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event, subject to any applicable stock exchange listing rules. Whenever the Conversion Rate is adjusted pursuant to either of the preceding two sentences, the Company shall send to the Holders a notice of the increase at least 15 days prior to the date the adjusted Conversion Rate takes effect, and such notice shall state the adjusted Conversion Rate and the period during which it will be in effect.

(i)          Notwithstanding anything to the contrary in this Article 8, the Conversion Rate shall not be adjusted:

(i)         upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)          upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii)          upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv)          solely for a change in the par value of the Common Stock or a change in the Company’s jurisdiction of incorporation; or

(v)                            for accrued and unpaid interest, if any.

(j)         All calculations and other determinations under this Article 8 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000) of a share. The

Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the Conversion Date for any Notes and on each VWAP Trading Day of any Observation Period for any converted Notes. The immediately preceding sentence is herein referred to as the “Deferral Exception.”

(k)         Whenever the Conversion Rate is adjusted as provided in the Indenture, the Company shall, as soon as reasonably practicable, send to the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee (and Conversion Agent, if applicable) shall have received such Officers’ Certificate, the Trustee (and Conversion Agent, if applicable) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect.  As soon as reasonably practicable after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall send such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 8.06. Adjustments of Prices. Whenever any provision of the Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the period for determining the Stock Price for purposes of a Make- Whole Fundamental Change), the Company in good faith shall make appropriate adjustments, if any, to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

Section 8.07. Shares to Be Fully Paid. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that Physical Settlement is applicable).

Section 8.08. Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)                    In the case of:

(i)                                     any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or a change solely in par value);

(ii)                                  any consolidation, merger or combination involving the Company;

(iii)                               any sale, lease or other transfer to a third party of all or substantially all of the Company and the Company’s Subsidiaries’ consolidated assets; or

(iv)                              any statutory share exchange,

in each case, as a result of which the Common Stock then outstanding would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (such an event, a “Common Stock Change Event,” and such stock, other securities, other property or cash, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, at and after the effective time of the transaction: (1) the consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 8 were instead a reference to the same number of Reference Property Units; and (2) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the terms “Common Stock” and “Common Equity” will be deemed to mean the Common Equity (including depositary receipts representing Common Equity), if any, forming part of such Reference Property.

For these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof). If the Common Stock Change Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Common Stock. If the holders of the Common Stock receive only cash in such Common Stock Change Event, then for all conversions with a Conversion Date that occurs on or after the effective date of such Common Stock Change Event, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased as described in Section 8.03), multiplied by the price paid per share of Common Stock in such transaction and (ii) the Company will satisfy its Conversion Obligation by paying cash to converting Holders on or before the second Business Day immediately following the Conversion Date. The Company will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the weighted average as soon as practicable after such determination is made.

(b)         The Company shall not become a party to any Common Stock Change Event unless its terms are consistent with this Section 8.08 in all material respects. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes in accordance with the Indenture prior to the effective date of such Common Stock Change Event.

At or before the effective time of any Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 6.01(i) (and will comply with the applicable requirements of Article 6 for the execution and delivery thereof by the Trustee), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 8.08; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 8.05 in a manner consistent with this Section 8.08 (including giving effect, in the reasonable discretion of the Company, to the Dividend Threshold in a manner that reflects the nature and value of the Reference Property Unit; and (z) contain such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 8.08. If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

Section 8.09. Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all liens and charges (other than those created by the Holder) created by the Company with respect to the issue thereof.

(b)         The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will use its reasonable efforts to list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 8.10. Responsibility of Trustee.  The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or in the Indenture or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 8.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 8.08 or to any adjustment to be made with respect thereto, but, subject to the provisions of Article SIX of the Base Indenture, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 8.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices in respect thereof with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely.

Section 8.11. Stockholder Rights Plans. To the extent that the Company has a stockholder rights plan in effect upon conversion of any Note into Common Stock, the Holder converting such Note will receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Stock, Distributed Property pursuant to the first paragraph of Section 8.05(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 9

REPURCHASE OF NOTES AT OPTION OF HOLDERS

This Article 9 will apply to the Notes in lieu of Article THIRTEEN of the Base Indenture, which will be deemed to be replaced with this Article 9, mutatis mutandis.

Section 9.01. Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is in an Authorized Denomination, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice (with such Fundamental Change Repurchase Date being subject to postponement by a number of days by which the Company’s Fundamental Change Repurchase Notice is delivered to Holders beyond the deadline set forth in Section 9.01(c)), at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the next Interest Payment Date, in which case the Company shall, on or, at the Company’s election, before such Interest Payment Date, instead pay the full amount of accrued and unpaid interest to Holders of record as of the close of business on such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 9.

(b)         Repurchases of Notes under this Article 9 shall be made, at the option of the Holder thereof, upon:

(i)         delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached to the Supplemental Indenture as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)          delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(i)         in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate Depositary procedures;

(ii)          the portion of the principal amount of Notes to be repurchased, which must be an Authorized Denomination; and

(iii)          that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with appropriate Depositary procedures.

Notwithstanding anything in the Indenture to the contrary, any Holder delivering to the Paying Agent a Fundamental Change Repurchase Notice contemplated by this Section 9.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 9.02.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c)         On or before the 20th calendar day after (i) the date that the Company knew or reasonably should have known that the Fundamental Change occurred, in the case of a Fundamental Change described under clause (a) of the definition thereof, or (ii) the date the Fundamental Change occurred, in the case of any other Fundamental Change, the Company shall provide to all Holders of Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Each Fundamental Change Company Notice shall specify:

(i)                            the events causing the Fundamental Change;

(ii)                              the effective date of the Fundamental Change;

(iii)                               the last date on which a Holder may exercise the repurchase right pursuant to this Article 9;

(iv)                             the Fundamental Change Repurchase Price;

(v)                            the Fundamental Change Repurchase Date;

(vi)                             the name and address of the Paying Agent and the Conversion Agent, if applicable;

(vii)                               the Conversion Rate and, if applicable, any adjustments to the Conversion Rate;

(viii)                                if applicable, that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Indenture; and

(ix)                             the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Article 9.

At the Company’s request, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Company Notice shall be prepared by the Company.

(d)                            Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 9.02. Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 9.02 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)                            the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(ii)                              if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted or, if not certificated, the notice must comply with appropriate Depositary procedures, and

(iii)                               the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which must be an authorized Denomination;

provided, however, that if the Notes are Global Notes, the notice must comply with appropriate procedures of the Depositary.

Section 9.03. Deposit of Fundamental Change Repurchase Price. (a) The Company, or its designee, will deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 10.03 of the Base Indenture) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. If any such designee does not deposit an amount of money sufficient to repurchase all of such Notes by the deadline set forth in the immediately preceding sentence and the Company does not otherwise deposit such an amount by such deadline, such failure by the designee shall be treated for all purposes of the Indenture as failure by the Company to make such deposit. In addition, failure by the Company to designate a designee to make the deposit required by the second immediately preceding sentence shall not relieve the Company of its obligation to so deposit such an amount of money. Subject to extension if necessary to comply with the provisions of the Investment Company Act, payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions in Section 9.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 9.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after a Fundamental Change Repurchase Date, return to the Company any funds in excess of the Fundamental Change Repurchase Price of the Notes, or portions thereof, that the Company is obligated to purchase on the applicable Fundamental Change Repurchase Date.

(b)                            If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to pay the Fundamental Change Repurchase Price of all the Notes or portions thereof for which Holders have surrendered and not withdrawn Fundamental Change Repurchase Notices on such Fundamental Change Repurchase Date, then (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Notes), in each case subject to the right of a Holder of any Notes as of the close of business on a Regular Record Date to receive the related interest payment.

(c)                            Upon surrender of a Note that is to be repurchased in part pursuant to Section 9.01, the Company shall, if applicable, execute and the Trustee shall authenticate and deliver to the Holder a new Note in an Authorized Denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 9.04. Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice, the Company will, if required:

(a)                           comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(b)                            file a Schedule TO or any successor or similar schedule; and

(c)                            otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes,

in each case, so as to permit the rights and obligations under this Article 9 to be exercised in the time and in the manner specified in this Article 9. However, to the extent that the Company’s obligations to offer to repurchase and to repurchase Notes pursuant to the preceding provisions conflict with any law or regulation that is applicable to the Company and enacted after the date it initially issues the Notes, the Company’s compliance with such law or regulation will not be considered to be a default of those obligations.

Section 9.05. Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Article 9, the Company will be deemed to satisfy its obligations under this Article 9 if one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Notes otherwise required by this Article 9 in a manner that would have satisfied the requirements of this Article 9 if conducted directly by the Company.

Section 9.06. No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Article 9, the Company will not be required to send a Fundamental Change Repurchase Notice pursuant to Section 9.01(b), or offer to repurchase or repurchase any Notes pursuant to Section 9.02, in connection with a Fundamental Change occurring pursuant to clause (b)(A) or (B) of the definition thereof (or pursuant to any other clause of such definition that also constitutes a Fundamental Change occurring pursuant to clause (b)(A) or (B)), if (i) such Fundamental Change constitutes a Common Stock Change Event whose Reference Property consists solely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible, pursuant to Section 8.08 and, if applicable, Section 8.03, into solely cash in an amount per $1,000 aggregate principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Notes (calculated assuming that the same includes accrued interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (iii) the Company timely sends the notice relating to such Fundamental Change required, if at all, pursuant to Section 8.01(b)(iii).

ARTICLE 10

NO REDEMPTION

Section 10.01. No Redemption. The Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.01. Governing Law. This Section 11.01 shall, with respect to the Notes, supersede the first sentence of Section 1.11 of the Base Indenture in its entirety. THE INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 11.02. Official Acts by Successor Corporation. Any act or proceeding by any provision of the Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 11.03. Indenture and Notes Solely Corporate Obligations. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 11.04. No Security Interest Created. Nothing in the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform

Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.05. Inapplicability of Article Sixteen of Base Indenture. Article SIXTEEN of the Base Indenture will not apply to the Notes.

Section 11.06. Notices. All notices or communications required to be made to a Holder pursuant to the Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder. For purposes of the Notes, this Section 11.06 will be deemed to amend the provisions of Section 1.06 of the Base Indenture to the extent inconsistent therewith.

Section 11.07. Benefits of Indenture. Nothing in the Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Security Registrar and their successors under the Indenture or the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 11.08. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions of the Indenture.

Section 11.09. Severability. In the event any provision of the Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 11.10. Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11.11. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.12. Calculations. Except as otherwise provided in Section 8.01(b)(i), the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

Section 11.13.  No Adverse Interpretation of Other Agreements.  Other than the Notes and any supplemental indenture to the Indenture, the Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture.

Section 11.14. Withholding Tax. Notwithstanding any other provision of the Indenture, if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note (or any payments on the Common Stock) or sales proceeds received by or other funds or assets of the Holder or beneficial owner.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ARES CAPITAL CORPORATION

By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
	Name:	Karen R. Beard
	Title:	Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

FORM OF GLOBAL NOTE LEGEND(1)

THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

FORM OF ORIGINAL ISSUE DISCOUNT LEGEND

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE AND TREASURY REGULATION SECTION 1.1275-3. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING ARES CAPITAL CORPORATION, C/O PENNI ROLL, AT 2000 AVENUE OF THE STARS, 12TH FLOOR, LOS ANGELES, CALIFORNIA 90067.

(1) Insert for Global Notes only.

ARES CAPITAL CORPORATION

4.625% Convertible Note due 2024

No. [ ]	Initially $[ ]

CUSIP No. [ ]

Ares Capital Corporation, a corporation duly organized and validly existing under the laws of the State of Maryland (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.], or its registered assigns, the principal sum of [        ] dollars ($[        ]) [(as revised by the attached Schedule of Exchanges of Notes in the Global Note)](2), on March 1, 2024, and to pay interest thereon as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	March 1 and September 1 of each year, commencing on [date].

Regular Record Dates:	February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

[Remainder of page intentionally left blank]

(2) Insert bracketed language for Global Notes only.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

ARES CAPITAL CORPORATION

By:
Name:
Title:
Dated:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S.BANK NATIONAL ASSOCIATION
as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Officer

[FORM OF REVERSE OF NOTE]

ARES CAPITAL CORPORATION

4.625% Convertible Note due 2024

This Note is one of a duly authorized issue of Notes of the Company, designated as its 4.625% Convertible Notes due 2024 (the “Notes”) issued under and pursuant to an indenture (the “Base Indenture”), dated as of October 21, 2010, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Ninth Supplemental Indenture (the “Supplemental Indenture,” and, such Base Indenture, as supplemented by the Supplemental Indenture, and as the same may be further amended from time to time with respect to the Notes, the “Indenture”), dated as of March 8, 2019, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.        Interest. This Note will accrue interest at a rate and in the manner set forth in Section 4.01 of the Supplemental Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

2.        Maturity. This Note will mature on March 1, 2024 unless earlier repurchased or converted.

3.        Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 3.12 of the Base Indenture.

4.        Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

5.        Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

6.        Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change. If a Fundamental Change occurs, then each Holder will, subject to certain exceptions, have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Article 9 of the Supplemental Indenture.

7.        Conversion. The Holder of this Note may convert this Note in the manner, and subject to the terms, set forth in Article 8 of the Supplemental Indenture.

8.        When the Company May Merge, Etc. Article 7 of the Supplemental Indenture places limited restrictions on the Company’s ability to be a party to a business combination event.

9.        Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 5 of the Supplemental Indenture.

10.      Amendments, Supplements and Waivers. The Company and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes in the manner, and subject to the terms, set forth in Article 6 of the Supplemental Indenture.

11.      No Personal Liability of Directors, Officers, Employees and Stockholders.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting any Note, each Holder waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Notes.

12.      Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

13.      Governing Law. THE INDENTURE AND THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE AND THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Ares Capital Corporation

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Penni Roll

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.